U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING

                                                                 SEC FILE NUMBER
                                                                      333-145181
                                                                      ----------

                                                                    CUSIP NUMBER
                                                                     376363 10 7
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(Check One):  |X| Form 10-K  |_| Form 20-F  |_| Form 11-K  |_| Form 10-Q
              |_| Form D  |_| Form N-SAR  |_| Form N-CSR

For Period Ended: ________________________

|X| Transition Report on Form 10-K
|_| Transition Report on Form 20-F
|_| Transition Report on Form 11-K
|_| Transition Report on Form 10-Q
|_| Transition Report on Form N-SAR

For the Transition Period Ended: April 30, 2009
                                ----------------------------------

         ===============================================================
                   Nothing in this form shall be construed to
                     imply that the Commission has verified
                        any information contained herein.
         ===============================================================

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

         --------------------------------------------------------------
                         PART I - REGISTRANT INFORMATION

                        Gisser Automotive Concepts, Inc.
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                             Full Name of Registrant


         --------------------------------------------------------------
                            Former Name if Applicable

                                 52 Edison Court
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            Address of Principal Executive Office (Street and Number)

                             Monsey, New York 10952
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                            City, State and Zip Code

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                        PART II - RULES 12b-25(b) AND (c)
         --------------------------------------------------------------

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

           (a)The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.

|X|        (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K Form N-SAR, or Form N-CSR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or subject distribution report on Form D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

           (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


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                              PART III - NARRATIVE
         --------------------------------------------------------------

      State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof could not be filed within the prescribed period.

The Registrant is not able to file its transition report on Form 10-KSB for the period ended April 30, 2009 on the date required. The Registrant is in the process of preparing and reviewing the financial information and compiling and disseminating the information required to be included in the Form 10-KSB for the period ended April 30, 2009, as well as the completion of the required review of the Company's financial information, none of which could be completed by the date required without incurring undue hardship and expense. The Registrant expects to file its transition report on Form 10-KSB within the fifteen calendar days provided by this extension.

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                           PART IV - OTHER INFORMATION
         --------------------------------------------------------------

(1) Name and telephone number of person to contact to this notification

       Daryl K. Gisser                 845                    356-8008
----------------------------   ------------------    ---------------------------
           (Name)                    (Area Code)          (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).

                                 |X| Yes |_| No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                 |_| Yes |X| No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


         ==============================================================
                        Gisser Automotive Concepts, Inc.
         ==============================================================
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 21, 2009               By:  /s/ Daryl K. Gisser
                                       -----------------------------------------
                                       Name: Daryl K. Gisser
                                       Title: Chief Executive Officer, Principal
                                              Financial Officer

      INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


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                                    ATTENTION

   Intentional misstatements or omissions of fact constitute Federal Criminal
                        Violations (see 18 U.S.C. 1001).

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